BIGLARI HOLDINGS INC.
NEWS RELEASE
San Antonio, TX, August 5, 2022 – Biglari Holdings Inc. (NYSE: BH.A; BH) announces its results for the second quarter and first six months of 2022.
Biglari Holdings Inc.’s earnings for the second quarter and first six months of 2022 and 2021 are summarized below. To become fully apprised of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(dollars in thousands)
	Second Quarter		First Six Months
	2022	2021	2022	2021

Pre-tax operating earnings (loss)	$12,312	$8,406	$18,279	$17,282
Investment gains (losses)	(108,801)	(35,341)	(115,237)	49,506
Income tax (expense) benefit	22,709	6,198	22,880	(15,818)
Net earnings (loss)	$(73,780)	$(20,737)	$(74,078)	$50,970

Analysis of Results:
Investments affect our reported quarterly earnings based on their carrying value. We do not regard the quarterly or annual fluctuations in our investments to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains.
About Biglari Holdings Inc.
Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance, licensing and media, restaurants, and oil and gas. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants.
Comment on Regulation G
This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company.
Risks Associated with Forward-Looking Statements
This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the Company's filings with the SEC.
***